Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2, dated as of March 30, 2012 (this “Amendment”), by and between Michael Baker Corporation, a Pennsylvania corporation (the “Company”), and American Stock Transfer and Trust Company, LLC, a New York limited liability company (the “Rights Agent”), amends that certain Rights Agreement, dated as of November 16, 1999, as amended (the “Rights Agreement”), by and between the Company and the Rights Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

RECITALS

A. Section 27 of the Rights Agreement provides that, prior to the Distribution Date and subject to the penultimate sentence of Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Company Common Stock.

B. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment.

C. A Distribution Date has not occurred, and pursuant to the terms of the Rights Agreement and in accordance with the terms of Section 27 of the Rights Agreement, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and by its execution and delivery of this Amendment directs that the Rights Agent execute this Amendment.

AGREEMENT

NOW THEREFORE, the Rights Agreement is hereby amended as follows:

1. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

(a) Prior to the earlier of (i) the Close of Business on March 30, 2012 (the “Final Expiration Date”) and (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earlier of (i) and (ii) being the “Expiration Date”), the registered holder of any Rights Certificate may, subject to the provisions of Sections 7(e) and 9(c) hereof, exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to exercise and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together (if applicable) with payment of the aggregate Purchase Price (as hereinafter defined) for the number of Units of Company Common Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable.

2. This Amendment is effective as of the date hereof, and all references to the Rights Agreement, from and after such time will be deemed to be references to the Rights Agreement as amended hereby.

3. The Rights Agreement is not otherwise supplemented or amended by virtue of this Amendment, but remains in full force and effect.

4. This Amendment is governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed entirely in such Commonwealth.

5. This Amendment may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together will constitute one and the same instrument.

6. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment will remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

8. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MICHAEL BAKER CORPORATION

By:	/s/ H. James McKnight
	Name:	H. James McKnight
	Title:	EVP, Corporate Secretary & CLO

AMERICAN STOCK TRANSFER & TRUST COMPANY LLC, as Rights Agent

By:	/s/ Paula Caroppoli
	Name:	Paula Caroppoli
	Title:	Senior Vice President